PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS

HUNT VALLEY, MARYLAND – May 7, 2019 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the quarter ended March 31, 2019.  The Company reported net income of $72.2 million or $0.34 per common share. The Company also reported Funds From Operations (“FFO”) for the quarter of $144.1 million or $0.67 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $161.3 million or $0.76 per common share, and Funds Available For Distribution (“FAD”) of $145.2 million.
Adjusted FFO excludes a few one-time non-cash revenue and expense items from FFO.  FFO, AFFO and FAD are non-GAAP financial measures.  For more information regarding these non-GAAP measures, see the “Funds From Operations” schedule below and the Company’s website at www.omegahealthcare.com.

GAAP NET INCOME

For the quarter ended March 31, 2019, the Company reported net income of $72.2 million, or $0.34 per common share, on operating revenues of $223.7 million.  This compares to net income of $87.9 million, or $0.42 per common share, on operating revenues of $220.2 million, for the same period in 2018.
The decrease in net income for the quarter ended March 31, 2019 compared to the prior year was primarily due to (i) a $17.5 million reduction in gains on the sale of assets, (ii) an increase of $2.9 million of costs related to the acquisition of MedEquities Realty Trust (“MedEquities”) and (iii) an increase of $2.8 million of impairments on direct financing leases and real estate properties. The decrease in net income was partially offset by a $6.6 million net reduction in provisions for uncollectible accounts.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We had a solid first quarter.  We announced our pending acquisition of MedEquities, resolved the sale and transition of our legacy Orianna assets and began to see our general and administrative expenses tick down as legal costs began to moderate.  We also announced that we had provided one of our operators, Daybreak, near-term liquidity relief via a $2.5 million rent deferral in each of the first two quarters of 2019.  During the first quarter, they paid in accordance with these terms and we began to see an improvement in their patient quality mix in the first few months of 2019.  We continue to work closely with Daybreak to maximize rents and ensure they protect the value of our real estate assets.  While our operators continue to battle a challenging operating environment, a number of positive factors lead us to believe this environment will improve in the near future.  The implementation of the Patient Driven Payment Model (“PDPM”) and the recently announced 2.5% increase in Medicare reimbursement, both starting in October, will augment the improving census driven by a multi-decade demographic tailwind.”
Mr. Pickett continued, “With the MedEquities closing imminent, the acquisition pipeline beginning to pick up and our flagship Manhattan senior housing development, Inspir at Carnegie Hill, due to open at the end of the year, we are optimistic for the future and believe we will be able to take advantage of our preeminent platform to continue to grow our portfolio and increase shareholder value.”

2019 RECENT DEVELOPMENTS AND FIRST QUARTER HIGHLIGHTS

In Q2 2019, the Company…

•	declared a $0.66 per share quarterly common stock dividend.

In Q1 2019, the Company…

•	entered into a definitive merger agreement to acquire MedEquities Realty Trust, Inc.
•	finalized the Orianna portfolio restructuring.
•	invested $42 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

FIRST QUARTER 2019 RESULTS

Operating Revenues and Expenses – Operating revenues for the quarter ended March 31, 2019 totaled $223.7 million, which included $15.8 million of non-cash revenue, $4.0 million of real estate tax and ground rents, and a $1.2 million provision for uncollectible straight-line revenue.
Operating expenses for the quarter ended March 31, 2019 totaled $101.5 million, consisting of $70.9 million of depreciation and amortization expense, $11.8 million of general and administrative (“G&A”) expense, $7.7 million of impairments on direct financing leases related to finalizing the sale of 15 Orianna facilities, $4.1 million of real estate tax and ground lease expense, $4.1 million of stock-based compensation expense and $2.9 million of merger related costs. For more information on impairment charges, see the “2019 First Quarter and Recent Portfolio Activity – Asset Impairments and Dispositions” section below.
The Company adopted a new lease accounting standard effective January 1, 2019.  As a result, operating revenues increased $4.0 million (offset by an increase in operating expenses of $4.1 million) related to real estate taxes and ground lease income.
As part of the Company’s constant effort to improve the effectiveness and efficiency of its operations, on February 15, 2019, the Company implemented an internal realignment resulting in the closing of its Chicago office and the elimination of certain positions.  As a result, the Company recorded in G&A approximately $1.0 million in restructuring related expenses.
Other Income and Expense – Other income and expense for the quarter ended March 31, 2019 was a net expense of $50.0 million, primarily consisting of $48.1 million of interest expense and $2.2 million of amortized deferred financing costs offset by $0.3 million in unrealized gain on warrants (included in Interest income and other – net).
Funds From Operations – For the quarter ended March 31, 2019, FFO was $144.1 million, or $0.67 per common share, on 214 million weighted-average common shares outstanding, compared to $147.4 million, or $0.71 per common share on 208 million weighted-average common shares outstanding, for the same period in 2018.
The $144.1 million of FFO for the quarter ended March 31, 2019 includes $7.7 million in impairments on direct financing leases, $4.1 million of non-cash stock-based compensation expense, $2.9 million of merger related costs, a $1.2 million write-off of non-cash revenue, a $1.1 million one-time lease termination payment, $1.0 million of restructuring costs and $1.0 million of one-time revenue.
The $147.4 million of FFO for the quarter ended March 31, 2018 included the impact of $7.8 million in provisions for uncollectible accounts, $4.1 million of non-cash stock-based compensation expense and a $2.0 million purchase option buyout.
Adjusted FFO was $161.3 million, or $0.76 per common share, for the quarter ended March 31, 2019, compared to $161.3 million, or $0.78 per common share, for the same quarter in 2018.  For further information see the “Funds From Operations” schedule.
FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the quarter ended March 31, 2019, the Company sold 3.1 million shares of its common stock, generating $110.6 million of gross proceeds.  The following table outlines shares of the Company’s common stock issued under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:
(in thousands, except price per share)	Equity Shelf (At-the-Market) Program	Dividend Reinvestment and Common Stock Purchase Plan
	Q 1 2019
Number of shares	2,221	892
Average price per share	$35.26	$36.19
Gross proceeds	$78,325	$32,286

2019 FIRST QUARTER AND RECENT PORTFOLIO ACTIVITY

$42 Million of New Investments – In the first quarter of 2019, the Company invested $41.8 million under its capital renovation and construction-in-progress programs.
Orianna – On January 11, 2019, 15 Orianna facilities were sold for $176 million of consideration, comprised of $146 million in cash (received by the estate trust) and a $30 million seller note held by the Company. The Company received $25 million to repay the debtor-in-possession revolving credit and term loan facility.  During the first quarter, the Company received $86.7 million from the estate trust.  The estate trust currently holds cash and accounts receivable which will be liquidated with a portion of the proceeds paying various estate expenses with the balance to be paid to the Company.  In the first quarter of 2019, the Company recorded a $7.7 million impairment charge related to the finalization of the Orianna portfolio based on the estimated collectability of the remaining accounts receivable owed to the Company held in the estate trust.

MedEquities Merger – As previously announced, on January 2, 2019, the Company entered into a definitive merger agreement under which Omega will acquire all of the outstanding shares of MedEquities Realty Trust, Inc. (NYSE:MRT). The transaction represents an enterprise value of approximately $600 million for MedEquities and further diversifies Omega’s assets and operators.  The meeting of MedEquities stockholders to approve the merger will be held on May 15, 2019, and we expect to complete the acquisition shortly thereafter.

Under the terms of the merger agreement, each outstanding share of MedEquities common stock will be exchanged for 0.235 of a share of Omega common stock plus $2.00 in cash.

Asset Impairments and Dispositions – During the first quarter of 2019, 16 assets were sold (one previously classified as assets held for sale and 15 classified as a direct financing lease) for $87.1 million in cash and a $30 million seller note. The Company recorded an impairment charge on direct financing leases as previously described.

As of March 31, 2019, the Company had two facilities classified as assets held for sale totaling approximately $0.6 million.  The Company expects to sell these facilities over the next few quarters.

DIVIDENDS

On April 15, 2019, the Board of Directors declared a common stock dividend of $0.66 per share, to be paid May 15, 2019 to common stockholders of record as of the close of business on April 30, 2019.

2019 ADJUSTED FFO GUIDANCE AFFIRMED

The Company affirmed its 2019 Adjusted FFO guidance to be between $3.00 and $3.12 per diluted share.

Bob Stephenson, Omega’s CFO commented, “Our 2019 guidance assumes that the MedEquities merger will be completed in mid-May.   We expect to redeploy most of the cash proceeds received in the first quarter from the Orianna transaction throughout the remainder of 2019; however, the timing is unpredictable.”  Mr. Stephenson continued, “As I stated in February, we may continue to issue equity under our ATM to further de-lever, which may significantly impact our guidance.  To clarify our longer-term expected operating performance, we have reiterated our fourth quarter 2019 estimated guidance to be between $0.78 and $0.81 per share along with our annual guidance.”

The following table presents a reconciliation of Omega’s guidance regarding Adjusted FFO to projected GAAP earnings.
	2019 Q4 Pro Forma Adjusted FFO Guidance Range (per diluted common share)	2019 Annual Adjusted FFO Guidance Range (per diluted common share)
Net Income	$0.42 - $0.45	$1.49 - $1.61
Depreciation	0.34	1.37
Depreciation – unconsolidated joint venture	0.00	0.02
Unrealized gain on warrants	0.00	(0.00)
Gain on assets sold – net	0.00	(0.00)
FFO	$0.76 - $0.79	$2.88 - $3.00
Adjustments:
One-time revenue items	0.00	0.00
One-time termination payment	0.00	0.00
Interest – refinancing costs	0.00	0.00
Restructuring expenses	0.00	0.01
Impairment on direct financing leases	0.00	0.03
Stock-based compensation expense	0.02	0.08
Adjusted FFO	$0.78 - $0.81	$3.00 - $3.12
Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2019 assumes the MedEquities merger is completed in the second quarter, $125 million of planned capital renovation projects with 2019 estimated in-service dates, and proceeds from potential asset disposition opportunities will be redeployed with cash yields between 9% – 9.5%.  It also excludes the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs, and additional provisions for uncollectible accounts, if any.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

CONFERENCE CALL
The Company will be conducting a conference call on Wednesday, May 8, 2019 at 10 a.m. Eastern to review the Company’s 2019 first quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s First Quarter 2019 Earnings Call.”
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.
*   *   *   *   *   *
Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT
Matthew Gourmand, SVP, Investor Relations
or
Bob Stephenson, CFO at (410) 427-1700
________________________
Additional Information and Where to Find It
In connection with the proposed transaction with MedEquities (the “Merger”), Omega has filed a registration statement on Form S-4 (File No. 333-229594) with the SEC.  The registration statement includes a copy of the merger agreement and constitutes the proxy statement of MedEquities and the prospectus of Omega. MedEquities and Omega may also file other documents with the SEC in connection with the proposed Merger. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document that MedEquities or Omega may file with the SEC. Investors are urged to read the registration statement, the proxy statement/prospectus and any other relevant documents when they are available, as well as any amendments or supplements to these documents, carefully and in their entirety.
Investors may obtain free copies of the registration statement, the proxy statement/prospectus, and all other relevant documents filed by Omega and MedEquities with the SEC through the website maintained by the SEC at www.sec.gov, or by contacting MedEquities at 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203, Attn: Tripp Sullivan, (615) 760-1104, or Omega at Omega Healthcare Investors, Inc. 303 International Circle, Suite 200 Hunt Valley, Maryland 21030, Attn: Matthew Gourmand, Senior VP of Investor Relations, (410) 427-1714.
Participants in the Solicitation
Omega, MedEquities and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from MedEquities’ stockholders in respect of the proposed Merger. Information regarding Omega’s directors and executive officers can be found in Omega’s definitive proxy statement filed with the SEC on April 24, 2019 and its Form 10-K filed with the SEC on February 26, 2019, as well as its other filings with the SEC. Information regarding the directors and executive officers of MedEquities can be found in its Form 10-K/A filed with the SEC on April 29, 2019, as well as its other filings with the SEC. Additional information regarding the interests of such potential participants is included in the registration statement on Form S-4 filed by Omega and other relevant documents to be filed with the SEC in connection with the proposed Merger. These documents are available free of charge on the SEC’s website and from Omega and MedEquities, as applicable, using the sources indicated above.
No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.
Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii)the impact of healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (iii) the ability of operators and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective rent and debt obligations; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a REIT and the impact of changes in tax laws and regulations affecting REITs; (ix) Omega’s ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega’s ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiii) changes in interest rates; and (xiv) other factors identified in Omega’s filings with the SEC. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.
In addition, the proposed acquisition of MedEquities presents additional factors that could cause Omega’s results to differ materially from those reflected in the forward-looking statements.  Important risk factors related to the MedEquities transaction that may cause such a difference include, without limitation, risks and uncertainties related to (i) the risk that the conditions to closing of the Merger may not be satisfied including, without limitation, the MedEquities stockholder approval; (ii) the ability of Omega to integrate the acquired business successfully and to achieve anticipated cost savings and other synergies; (iii) the possibility that other anticipated benefits of the proposed Merger will not be realized, including, without limitation, anticipated revenues, expenses, earnings and other financial results; (iv) potential litigation relating to the proposed Merger that could be instituted; (v) the ability to meet expectations regarding the timing and closing of the Merger; and (vi) possible disruptions from the proposed Merger that could harm the businesses of Omega and/or MedEquities.  These risks, as well as other risks associated with the proposed acquisition of MedEquities, are more fully discussed in the registration statement on Form S-4 that Omega has filed with the SEC in connection with the proposed transaction, as may be amended and supplemented. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$7,818,209	$7,746,410
Less accumulated depreciation	(1,631,673)	(1,562,619)
Real estate investments – net	6,186,536	6,183,791
Investments in direct financing leases – net	11,707	132,262
Mortgage notes receivable – net	703,739	710,858
	6,901,982	7,026,911
Other investments – net	474,066	504,626
Investment in unconsolidated joint venture	29,919	31,045
Assets held for sale – net	645	989
Total investments	7,406,612	7,563,571

Cash and cash equivalents	40,028	10,300
Restricted cash	1,372	1,371
Contractual receivables – net	33,346	33,826
Other receivables and lease inducements	338,177	313,551
Goodwill	644,190	643,950
Other assets	56,341	24,308
Total assets	$8,520,066	$8,590,877

LIABILITIES AND EQUITY
Revolving line of credit	$195,000	$313,000
Term loans – net	901,345	898,726
Secured borrowing	2,275	—
Senior notes and other unsecured borrowings – net	3,330,400	3,328,896
Accrued expenses and other liabilities	271,902	272,172
Deferred income taxes	13,502	13,599
Total liabilities	4,714,424	4,826,393

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 207,001 shares as of March 31, 2019 and 202,346 as of December 31, 2018	20,700	20,235
Common stock – additional paid-in capital	5,240,714	5,074,544
Cumulative net earnings	2,200,213	2,130,511
Cumulative dividends paid	(3,875,884)	(3,739,197)
Accumulated other comprehensive loss	(39,941)	(41,652)
Total stockholders’ equity	3,545,802	3,444,441
Noncontrolling interest	259,840	320,043
Total equity	3,805,642	3,764,484
Total liabilities and equity	$8,520,066	$8,590,877

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Revenue
Rental income	$188,204	$193,949
Real estate tax and ground lease income	3,973	-
Income from direct financing leases	260	613
Mortgage interest income	18,134	16,579
Other investment income	11,914	8,527
Miscellaneous income	1,203	531
Total operating revenues	223,688	220,199

Expenses
Depreciation and amortization	70,852	70,361
General and administrative	11,826	12,419
Real estate tax and ground lease expense	4,119	-
Stock-based compensation	4,070	4,056
Acquisition costs	2,949	-
Impairment on real estate properties	-	4,914
Impairment on direct financing leases	7,700	-
Provision for uncollectible accounts	-	7,814
Total operating expenses	101,516	99,564

Other operating income
Gain on assets sold – net	3	17,500
Operating income	122,175	138,135

Other income (expense)
Interest income and other – net	337	585
Interest expense	(48,100)	(48,011)
Interest – amortization of deferred financing costs	(2,238)	(2,243)
Realized gain on foreign exchange	26	59
Total other expense	(49,975)	(49,610)

Income from continuing operations	72,200	88,525
Income tax expense	(675)	(543)
Income (loss) from unconsolidated joint venture	657	(49)
Net income	72,182	87,933
Net income attributable to noncontrolling interest	(2,480)	(3,713)
Net income available to common stockholders	$69,702	$84,220

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.34	$0.42
Diluted:
Net income	$0.34	$0.42

Dividends declared per common share	$0.66	$0.66

Weighted-average shares outstanding, basic	204,558	198,911
Weighted-average shares outstanding, diluted	213,523	207,816

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)
	Three Months Ended
	March 31,
	2019	2018

Net income	$72,182	$87,933
Deduct gain from real estate dispositions	(3)	(17,500)
Sub-total	72,179	70,433
Elimination of non-cash items included in net income:
Depreciation and amortization	70,852	70,361
Depreciation - unconsolidated joint venture	1,372	1,657
Add back non-cash provision for impairments on real estate properties	—	4,914
Add back non-cash provision for impairments on real estate properties of unconsolidated joint venture	—	608
Deduct unrealized gain on warrants	(284)	(581)
Funds from operations (“FFO”)	$144,119	$147,392

Weighted-average common shares outstanding, basic	204,558	198,911
Restricted stock and PRSUs	1,688	136
Omega OP Units	7,277	8,769
Weighted-average common shares outstanding, diluted	213,523	207,816

Funds from operations available per share	$0.67	$0.71

Adjustments to calculate adjusted funds from operations:
Funds from operations	$144,119	$147,392
Deduct one-time revenue	(972)	—
Add back acquisition costs	2,949	—
Add back one-time buy-out of purchase option	—	2,000
Add back one-time termination payment	1,118	—
Add back straight-line revenue write-off	1,229	—
Add back impairment for direct financing leases	7,700	—
Add back provision for uncollectible accounts	—	7,814
Add back restructuring costs	1,040	—
Add back non-cash stock-based compensation expense	4,070	4,056
Adjusted funds from operations (“AFFO”)	$161,253	$161,262

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,213	$2,216
Capitalized interest	(3,453)	(2,296)
Non-cash revenues	(14,773)	(17,380)
Funds available for distribution (“FAD”)	$145,240	$143,802

Funds From Operations (“FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:
	As of March 31, 2019			As of March 31, 2019
Balance Sheet Data	Total # of Properties	Total Investment ($000’s)	% of Investment	# of Operating Properties (1)	# of Operating Beds (1)
Real Estate Investments	853	$7,818,209	92%	836	83,582
Direct Financing Leases	2	11,707	0%	2	135
Mortgage Notes Receivable	53	703,739	8%	53	5,715
	908	$8,533,655	100%	891	89,432
Assets Held For Sale	2	645
Total Investments	910	$8,534,300

Investment Data	Total # of Properties	Total Investment ($000’s)	% of Investment	# of Operating Properties(1)	# of Operating Beds (1)	Investment per Bed ($000’s)
Skilled Nursing Facilities/Transitional Care	779	$6,984,762	82%	767	81,655	$86
Senior Housing (2)	129	1,548,893	18%	124	7,777	$199
	908	$8,533,655	100%	891	89,432	$95
Assets Held For Sale	2	645
Total Investments	910	$8,534,300
(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services. (2) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended
	March 31, 2019
Rental Property	$188,204	84%
Real Estate Tax and Ground Lease Income	3,973	2%
Direct Financing Leases	260	0%
Mortgage Notes	18,134	8%
Other Investment Income and Miscellaneous Income - net	13,117	6%
	$223,688	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2019
Skilled Nursing Facilities/Transitional Care	$179,383	80%
Senior Housing	27,215	12%
Real Estate Tax and Ground Lease Income	3,973	2%
Other	13,117	6%
	$223,688	100%

Rent/Interest Concentration by Operator ($000’s)	# of Properties (1)	2019 Q1 Annualized Contractual Rent/Interest (1)(2)	% of Total Annualized Contractual Rent/Interest
Ciena	74	$94,787	11.8%
Genesis	59	60,816	7.6%
Communicare	43	60,216	7.5%
Signature	58	51,138	6.4%
Saber	45	43,779	5.4%
HHC	44	35,939	4.5%
Guardian	35	34,695	4.3%
Maplewood	14	31,517	3.9%
Daybreak	57	29,888	3.7%
Diversicare	34	29,232	3.6%
Remaining Operators (3)	425	331,537	41.3%
	888	$803,544	100.0%

(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.
(2) Includes mezzanine and term loan interest.
(3) Excludes three facilities due to their bankruptcy status; these facilities are expected to be transitioned or sold.

Geographic Concentration by Investment ($000’s)	Total # of Properties (1)	Total Investment (1)	% of Total Investment
Florida	94	$851,675	10.0%
Texas	114	830,656	9.7%
Michigan	53	693,818	8.1%
Indiana	66	596,962	7.0%
Ohio	58	591,963	6.9%
Pennsylvania	47	499,745	5.9%
California	54	497,585	5.8%
Virginia	19	281,534	3.3%
Tennessee	34	280,635	3.3%
Connecticut	6	277,267	3.3%
Remaining 31 states (2)	308	2,729,002	32.0%
	853	8,130,842	95.3%
United Kingdom	55	402,813	4.7%
	908	$8,533,655	100.0%
(1) Excludes two properties with total investment of $0.6 million classified as assets held for sale. (2) Includes Inspir Carnegie Hill (f/k/a 2nd Avenue) development project.

Rent and Loan Maturities ($000's)	As of March 31, 2019
Operating Lease Expirations & Loan Maturities	Year	Lease Rent	Interest	Lease and Interest Rent	% of Total Annualized Contractual Rent/Interest
	2019	$-	$-	$-	0.0%
	2020	5,459	3,585	9,044	1.1%
	2021	4,826	-	4,826	0.6%
	2022	37,836	-	37,836	4.7%
	2023	16,290	-	16,290	2.0%

Notes: Based on annualized 1st quarter 2019 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended:

Operator Revenue Mix (1)	Medicaid	Medicare / Insurance	Private / Other

Three-months ended December 31, 2018	54.8%	33.3%	11.9%
Three-months ended September 30, 2018	53.9%	33.7%	12.4%
Three-months ended June 30, 2018	52.7%	34.8%	12.5%
Three-months ended March 31, 2018	51.3%	36.4%	12.3%
Three-months ended December 31, 2017	52.9%	34.6%	12.5%

(1) Excludes all facilities considered non-core.

Operator Census and Coverage (1)		Coverage Data
	Occupancy (2)	Before Management Fees		After Management Fees

Twelve-months ended December 31, 2018	82.8%	1.67	x	1.32	x
Twelve-months ended September 30, 2018	82.3%	1.67	x	1.32	x
Twelve-months ended June 30, 2018	82.5%	1.70	x	1.34	x
Twelve-months ended March 31, 2018	82.4%	1.69	x	1.33	x
Twelve-months ended December 31, 2017	82.3%	1.71	x	1.34	x

(1) Excludes all facilities considered non-core. (2) Based on available (operating) beds.

The following table presents a debt maturity schedule as of March 31, 2019:

Debt Maturities ($000’s)	Unsecured Debt
Year	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Sub Notes (3)	Total Debt Maturities
2019	$-	$-	$-	$-
2020	-	-	-	-
2021	195,000	-	20,000	215,000
2022	905,310	-	-	905,310
2023	-	700,000	-	700,000
2024	-	400,000	-	400,000
Thereafter	-	2,250,000	-	2,250,000
	$1,100,310	$3,350,000	$20,000	$4,470,310

(1) The $195 million Line of Credit borrowings exclude $3.5 million net deferred financing costs and can be extended into 2022. The $905 million is comprised of a: $425 million term loan, £100 million term loan (equivalent to $130 million), $100 million term loan to Omega’s operating partnership and $250 million term loan (excludes $4.0 million net deferred financing costs related to the term loans). Excludes a $2 million secured term loan related to the Company’s consolidated joint venture.
(2) Excludes net discounts and deferred financing costs.
(3) Excludes $0.2 million of fair market valuation adjustments.

The following table presents investment activity:

Investment Activity ($000's)	Three Months Ended
	March 31, 2019
Funding by Investment Type	$ Amount	%
Construction-in-Progress	$27,225	57.2%
Capital Expenditures	14,545	30.6%
Other	5,799	12.2%
Total	$47,569	100.0%